Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 5 dated May 23, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                            Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-065

                      5.00% Callable Notes due May 15, 2015


The description in this pricing supplement of the particular terms of the 5.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                        PROVISIONS RELATING TO THE NOTES

Principal Amount:      $2,570,000.00                   Interest Rate:        5.00%

Price to Public:       100%                            Issuance Date:        May 26, 2005

Net Proceeds to Trust: $2,531,450.00                   Stated Maturity Date: May 15, 2015

Agent's Discount:      1.50%                           Initial Interest Payment Date: November 15, 2005

CUSIP Number:          41659FDH4                       Interest Payment Frequency: Semi-Annually

Day Count Convention:  30/360                          Regular Record Dates:  15 days
                                                                              prior to an Interest Payment Date.
Optional Redemption: Yes [X] No [ ]                    The Survivor's Option  [X] is
  Optional Redemption Date: May 15, 2007               [ ] is not  available
                            or any Interest Payment      Annual Put Limitation: $1 million
                            Date thereafter.             or 1%
                                                           Individual Put Limitation:
  Initial Redemption Percentage: 100%                      $250,000
                                                           Trust Put Limitation: N/A

  Annual Percentage Reduction: N/A                     Authorized Denominations: $1,000
  Redemption may be: [X] In whole only.                                          integral amounts.
                     [ ] In whole
                         or in part.                   Special Tax Considerations:  None.
Securities Exchange Listing:   None.

Other Provisions Relating
to the Notes: None.

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

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:          FA-405065                       Interest Rate:        5.00%

Contract Payment:           $2,570,015.00                   Effective Date:       May 26, 2005

Deposit Amount :            $2,531,465.00                   Stated Maturity Date: May 15, 2015
(if different from Contract Payment)
Day Count Convention:       30/360                          Initial Interest Payment Date: November 15, 2005

Special Tax Considerations: None.                           Interest Payment Frequency: Semi-Annually

Optional Redemption:   Yes [X] No [ ]                       Survivor Option: Under the Funding
Optional Redemption Date:  May 15, 2007                     Agreement, Hartford Life Insurance
                           or any Interest Payment          Company  [X] is [ ] is not required
                           Date thereafter.                 to provide the Trust with amounts
Initial Redemption Percentage:   100%                       it needs to honor valid exercises
                                                            of the Survivor's Option.
Annual Percentage Reduction:    N/A

Redemption may be:  [X] In whole only.                      Other Provisions Relating to the
                    [ ] In whole or in part.                Funding Agreement: None.


Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard J. Wirth, Assistant Vice President & Senior Counsel.


  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of May 26, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of May 26, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

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